Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated April 15, 2014, relating to the consolidated financial statements of China Information Technology, Inc. and subsidiaries, which report appears in the Annual Report on Form 20-F of China Information Technology, Inc. for the year ended December 31, 2013, and to the reference to our Firm under the caption “Experts” in the Prospectus.

/s/ GHP Horwath, P.C.

Denver, Colorado
August 4, 2014